Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.1 to Registration Statement No. 333-157049 of our report dated March 2, 2009, relating to the consolidated financial statements of Energy Future Competitive Holdings Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to EFH Corp. completing its merger with Texas Energy Future Merger Sub Corp on October 10, 2007) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 9, 2009